Exhibit 8.1

[LETTERHEAD OF RUSSIN & VECCHI]

AU OPTRONICS CORP.	May 7, 2013

1 Li-Hsin Road 2

Hsinchu Science Park

Hsinchu, Taiwan

Republic of China

Ladies and Gentlemen:

We act as your special Republic of China (“ROC”) legal counsel in connection with your filing with the United States Securities and Exchange Commission (“SEC”) of the prospectus supplement dated May 2, 2013 (the “Prospectus Supplement”) relating to the offering and issuance of 79,719,958 American depositary shares (“ADSs”), each ADS representing ten (10) of your common shares (par value NT$10 per share) (the “Common Shares”). The Prospectus Supplement related to the Registration Statement on Form F-3 (the “Registration Statement”) filed with the United States Securities and Exchange Commission on May 2, 2013.

We hereby confirm our opinion as set forth under the caption “Taxation — ROC Tax Considerations” in the Prospectus Supplement.

We hereby consent to the use of our name under the caption “Taxation” in the Prospectus Supplement and to the filing of this letter as an exhibit to the Registration Statement with the SEC. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated thereunder.

Sincerely yours,

RUSSIN & VECCHI

By:	/s/ T. Y. Lee
T. Y. Lee